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                             XO COMMUNICATIONS, INC.

                            STOCK PURCHASE AGREEMENT

                        6.00% Convertible Preferred Stock

                           Dated as of August 5, 2004

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                                TABLE OF CONTENTS

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1.         ISSUANCE AND SALE OF PREFERRED STOCK.........................................................             1
        1.1.        Issuance, Purchase and Sale.........................................................             1
        1.2.        Closing.............................................................................             1
        1.3.        Capitalized Terms...................................................................             2

2.         REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................................             2
        2.1.        Organization, Qualification, Authorization..........................................             2
        2.2.        Disclosure; Financial Statements; Material Adverse Effect...........................             2
        2.3.        Incorporation and Good Standing of Subsidiaries.....................................             3
        2.4.        Compliance with Laws, Other Instruments, Etc........................................             3
        2.5.        Governmental Authorizations, Etc....................................................             4
        2.6.        Litigation; Observance of Statutes, Regulations and Orders..........................             4
        2.7.        Taxes...............................................................................             4
        2.8.        Title to Properties.................................................................             4
        2.9.        Investment Company Act and Holding Company Status, Etc..............................             5
        2.10.       Offering of Preferred Shares........................................................             5

3.         REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.............................................             5

4.         CONDITIONS OF CLOSING........................................................................             7
        4.1.        Conditions to Obligations of the Purchasers.........................................             7
        4.2.        Conditions to Obligations of the Company............................................             8

5.         DEFINITIONS..................................................................................             8
        5.1.        Definitions.........................................................................             8

6.         MISCELLANEOUS................................................................................            10
        6.1.        Survival of Provisions..............................................................            10
        6.2.        Successors and Assigns; No Third-Party Beneficiaries................................            10
        6.3.        Investment Bankers, Financial Advisors, Brokers and Finders.........................            10
        6.4.        Fees and Expenses...................................................................            11
        6.5.        Notices.............................................................................            11
        6.6.        Entire Agreement....................................................................            12
        6.7.        Waivers and Amendments..............................................................            12
        6.8.        Governing Law.......................................................................            12
        6.9.        Severability........................................................................            12
        6.10.       Titles and Headings.................................................................            12
        6.11.       Signatures and Counterparts.........................................................            12
        6.12.       Enforcement of the Agreement........................................................            13
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EXHIBIT 4.1.2(d)      --       Form of Registration Rights Agreement

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EXHIBIT 4.1(e)        --       Form of Certificate of Designation
EXHIBIT 4.1(g)        --       Form of Opinion of Willkie Farr & Gallagher LLP

                                     (ii)
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                            STOCK PURCHASE AGREEMENT

            THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") dated as of August 5, 2004 by and between XO COMMUNICATIONS, INC., a Delaware corporation (the "COMPANY") and the entities listed on the signature pages hereto under the caption "Purchasers" (each such entity, a "PURCHASER" and collectively, the "PURCHASERS").

                              W I T N E S S E T H:

            WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Company wishes to sell to the Purchasers and the Purchasers wish to purchase from the Company an aggregate of 4,000,000 shares of the Company's 6% Class A Convertible Preferred Stock (the "CONVERTIBLE PREFERRED STOCK"); and

            WHEREAS, the Purchasers and the Company desire to provide for the purchase and sale of the Convertible Preferred Stock and to establish certain rights and obligations in connection therewith.

            NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

1.    ISSUANCE AND SALE OF PREFERRED STOCK.

1.1.  ISSUANCE, PURCHASE AND SALE.

            Upon the terms and subject to the conditions set forth herein, at the Closing (as defined below) the Company shall sell to the Purchasers and the Purchasers shall purchase from the Company the Convertible Preferred Stock for an aggregate purchase price of $200,000,000 in cash (the "PURCHASE PRICE"). The number of shares of Convertible Preferred Stock being acquired by each Purchaser, and the portion of the Purchase Price payable therefor is set forth under such Purchaser's name on the signature page hereto; provided, that the Purchasers shall have the right at any time prior to the Closing by delivering written notice to the Company to reallocate among the Purchasers the Convertible Preferred Stock to be purchased by each Purchaser so long as such reallocation does not change the total number of Convertible Preferred Stock being acquired hereunder or the Purchase Price.

1.2.  CLOSING

            (a) The closing of the purchase and sale of the Convertible Preferred Stock hereunder (the "CLOSING") shall take place on August 5, 2004 at the offices of Willkie Farr & Gallagher LLP, New York, New York 10019 at 11:00 a.m., subject to the prior satisfaction or waiver of the conditions set forth in
Section 4 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, time and/or date as shall be mutually agreed by the Company and the Purchasers (the date of the Closing, the "CLOSING DATE").

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            (b) At the Closing, the Company shall deliver to each Purchaser certificates representing the Convertible Preferred Stock being purchased by such Purchaser, each registered in the name of such Purchaser or its nominee or designee in such amounts as such Purchaser shall specify to the Company prior to the Closing. Delivery of such certificates shall be made against receipt by the Company of the portion of the Purchase Price payable therefor, which shall be paid by wire transfer to an account designated at least three business days prior to the Closing Date by the Company.

1.3.  CAPITALIZED TERMS

            Certain capitalized and other terms used in this Agreement are defined in Section 6.

2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

            The Company represents and warrants as hereinafter set forth. Unless the context otherwise requires, all representations and warranties set forth herein shall be deemed to be given after giving effect to the sale of Convertible Preferred Stock on the Closing Date.

2.1.  ORGANIZATION, QUALIFICATION, AUTHORIZATION.

            (A) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own or hold under lease the property it purports to own or hold under lease, to transact the business it transacts, to execute and deliver this Agreement and the other Transaction Documents to which the Company is a party and to perform the provisions hereof and thereof. The Company is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned or held under lease by it or the nature of the business transacted by it requires such qualification, except where the failure to be so qualified individually and in the aggregate could not reasonably be expected to have a Material Adverse Effect.

            (B) The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party have been duly authorized by all necessary corporate action on the part of the Company. This Agreement is and the other Transaction Documents to which the Company is a party when executed and delivered by the Company will be, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.2.  DISCLOSURE; FINANCIAL STATEMENTS; MATERIAL ADVERSE EFFECT.

            The Company has timely filed all proxy statements, reports and other documents required to be filed by it under the Exchange Act through the date hereof and made available to the Purchasers complete copies of all annual reports, quarterly reports, proxy statements and other reports filed by the Company under the Exchange Act through the date hereof, each as filed

                                      - 2 -
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with the SEC (collectively, the "SEC REPORTS"). Each SEC Report was, on the date of its filing, in compliance in all material respects with the requirements of its respective report form and the Exchange Act and did not, on the date of filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      The consolidated financial statements of the Company (including any related schedules and/or notes) included in the SEC Reports, have been prepared in accordance with GAAP consistently followed throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, in accordance with GAAP the consolidated financial condition, results of operations, cash flows and changes in stockholders' equity of the Company and the Subsidiaries as of the respective dates thereof and for the respective periods then ended (in each case subject, as to interim statements, to the absence of footnotes and as permitted by Form 10-Q and subject to changes resulting from year-end adjustments, none of which are material in amount or effect).

2.3.  INCORPORATION AND GOOD STANDING OF SUBSIDIARIES.

            As of the Closing Date each Subsidiary shall be duly organized, validly existing and in good standing (to the extent such concepts are recognized in such jurisdictions) under the laws of the jurisdiction of its organization and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned or held under lease by it or nature of the business transacted by it requires such qualification, except where the failure to be so qualified individually and in the aggregate could not reasonably be expected to have a Material Adverse Effect. Each Subsidiary has the corporate power and authority to own or hold under lease the property it purports to own or hold under lease and to transact the business it transacts.

2.4.  COMPLIANCE WITH LAWS, OTHER INSTRUMENTS, ETC.

            The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party will not:
(A) conflict with the Certificate of Incorporation or by-laws (or comparable organizational document) of the Company or any Subsidiary; (B) result in any breach of, or constitute a default under, or result in the creation of any lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, bank loan or credit agreement, or any other material agreement or instrument to which the Company or any Subsidiary is a party or by which their respective properties may be bound or affected; or (C) conflict with or result in a breach of any of the terms, conditions or provisions of any Order of any court, arbitrator or Governmental Body applicable to the Company or any Subsidiary or violate any provision of any law, statute, rule or regulation of any Governmental Body applicable to the Company or any Subsidiary, except, in the case of clause (B) and (C) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            As used in this Agreement, the term "GOVERNMENTAL BODY" includes any federal, state, municipal or other governmental department, commission, board, bureau, agency or

                                      - 3 -
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instrumentality, domestic or foreign; and the term "ORDER" includes any written order, writ, injunction, decree, judgment, award, penalty, determination, direction or demand.

2.5.  GOVERNMENTAL AUTHORIZATIONS, ETC.

            No consent, approval or authorization of, or registration or filing with, any Governmental Body is required to be obtained by the Company in connection with the performance of this Agreement and the other Transaction Documents except for the filings of the Certificate of Designation with the Secretary of State of the State of Delaware or any required filing under the Exchange Act or the Securities Act and as otherwise contemplated herein or therein.

2.6.  LITIGATION; OBSERVANCE OF STATUTES, REGULATIONS AND ORDERS.

            Except as disclosed in the SEC Reports, there are no actions, suits or proceedings (including counterclaims) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any property of the Company or any Subsidiary, in any court or before any arbitrator of any kind or before or by any Governmental Body, except actions, suits or proceedings which in the aggregate could not be reasonably expected to have a Material Adverse Effect.

            Neither the Company nor any Subsidiary is in default under any Order of any court, arbitrator or Governmental Body or is in violation of any statute, rule or regulation of any Governmental Body, except for possible defaults or violations which, in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

2.7.  TAXES.

            The Company and its Subsidiaries have filed all tax returns in all jurisdictions in which such returns are required to have been filed by them and have paid all taxes, assessments, fees and governmental charges due and payable with respect to such returns to the extent the same have become due and payable and before they have become delinquent, other than those being contested in good faith by appropriate means and with respect to which the Company or a Subsidiary, as the case may be, has set aside on its books adequate reserves in conformity with GAAP or nonpayment of which could not be reasonably expected to have a Material Adverse Effect.

2.8.  TITLE TO PROPERTIES.

            The Company and each Subsidiary has good and marketable title to their respective real properties reflected in the most recent audited consolidated balance sheet included in the SEC Reports, or purported to have been acquired by the Company or such Subsidiary after the date of said balance sheet (other than properties and assets disposed of in the ordinary course of business).

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2.9.  INVESTMENT COMPANY ACT AND HOLDING COMPANY STATUS, ETC.

            Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, or the Federal Power Act, as amended.

            Offering of Preferred Shares

            Neither the Company nor any Person acting on its behalf has taken or will take any action (including, without limitation, any offering of any securities of the Company under circumstances which would require, under the Securities Act, the integration of such offering with the offering and sale of the Convertible Preferred Shares) which might reasonably be expected to subject the offering, issuance or sale of the Convertible Preferred Shares to the registration requirements of Section 5 of the Securities Act.

3.    REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

            Each Purchaser hereby represents and warrants to the Company, severally and not jointly, as of the date hereof and as of the Closing, as follows:

            (a) Acquisition for Investment. Such Purchaser is acquiring the Convertible Preferred Stock, for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act.

            (b) Restricted Securities. Such Purchaser understands that (i) the Convertible Preferred Stock and the Shares have not been registered under the Securities Act or any state securities laws by reason of their issuance by the Company in a transaction exempt from the registration requirements thereof and
(ii) the Convertible Preferred Stock and any Shares issued upon conversion thereof may not be sold or otherwise disposed of unless such sale or disposition is registered under the Securities Act and applicable state securities laws or such sale or other disposition is exempt from registration thereunder.

            (c) Accredited Investor. Such Purchaser is an "accredited investor" (as defined in Rule 501(a) under the Securities Act). Such Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Convertible Preferred Stock and is capable of bearing the economic risks of such investment.

            (d) Organization. Such Purchaser is a duly organized, validly existing and in good standing under the laws of its organization and has the requisite power and authority to carry on its business as it is now being conducted.

            (e) Due Authorization. Such Purchaser has all right, power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Purchaser of this Agreement and the other Transaction Documents to which it is a party and the consummation by such Purchaser of the transactions contemplated hereby and thereby (a) are within the power and authority of such Purchaser and (b) have been duly authorized by all

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necessary action on the part of such Purchaser. This Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute upon execution and delivery by such Purchaser, a valid and binding agreement of such Purchaser enforceable against such Purchaser in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and for limitations imposed by general principles of equity.

            (f) Consents, No Violations. Neither the execution, delivery or performance by such Purchaser of this Agreement and the other Transaction Documents to which it is a party nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a breach or a violation of, any provision of the organizational documents of such Purchaser;
(b) constitute, with or without notice or the passage of time or both, a breach, violation or default, create a lien, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under (i) any applicable law, or (ii) any credit agreement, indenture or other instrument or agreement relating to indebtedness of such Purchaser, or to which such Purchaser or any of its assets or properties is subject, except, with respect to the matters set forth in clause (ii), for breaches, violations, defaults, liens, or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, which, individually or in the aggregate, would not have a material adverse effect on the ability of such Purchaser to consummate the transactions contemplated hereby; or (c) except for any required filing under the Exchange Act or the Securities Act, require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Body or any other Person on the part of the Purchaser.

            (g) Litigation. There is no litigation pending or, to the knowledge of such Purchaser, threatened against such Purchaser or any of its Affiliates or involving any of its properties or assets by or before any court, arbitrator or other Governmental Body which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

            (i) General. Such Purchaser understands that the Convertible Preferred Stock is being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Securities. Such Purchaser understands that no United States federal or state agency or any government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

            (j) General Solicitation. Such Purchaser is not purchasing the Convertible Preferred Stock as a result of any advertisement, article, notice or other communication regarding the Convertible Preferred Stock published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

            (k) Patriot Act. If such Purchaser is an individual, such Purchaser certifies that he or she is not nor to his or her knowledge has been designated, a "suspected terrorist" as defined in Executive Order 13224. If such Purchaser is a corporation, trust, partnership, limited liability company or other organization, such Purchaser certifies that, to the best of such Purchaser's knowledge, such Purchaser has not been designated, and, to the knowledge of the Purchaser after due inquiry, is not owned or controlled, by a "suspected terrorist" as defined in Executive Order 13224. Such Purchaser hereby acknowledges that the Company seeks to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, such Purchaser hereby represents, warrants and agrees that: (i) to its knowledge after due inquiry, none of the cash or property that such Purchaser will pay or will contribute to the Company has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and
(ii) to its knowledge, no contribution or payment by such Purchaser to the Company, to the extent that they are within such Purchaser's control shall cause the Company to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. Such Purchaser understands and agrees that if at any time while such Purchaser holds any of the Convertible Preferred Stock or the Shares it is discovered that any of the foregoing representations are incorrect, it shall promptly notify the Company.

4.    CONDITIONS OF CLOSING.

4.1.  CONDITIONS TO OBLIGATIONS OF THE PURCHASERS.

            The obligations of the Purchasers to consummate the transactions contemplated by this Agreement are subject to fulfillment or waiver, at or before the Closing Date, of the following conditions:

            (a) The representations and warranties made by the Company in this Agreement shall be true on and as of the Closing Date as if made on and as of the Closing Date;

            (b) The Company shall have performed all agreements to be performed by it under this Agreement on or before the Closing Date;

            (c) The Company shall have delivered to Purchasers an officer's certificate, dated the Closing Date, certifying to the satisfaction of the conditions set forth in clauses (a) and (b) of this Section 4.1;

            (d) The Company shall have executed and delivered a Registration Rights Agreement in the form of Exhibit 4.1(d) hereto (the "REGISTRATION RIGHTS AGREEMENT"), and the Registration Rights Agreement shall be in full force and effect;

            (e) The Company shall have shall have been duly filed a Certificate of Designation in the form of Exhibit 4.1(e) (the "CERTIFICATE OF DESIGNATION") with the Secretary of State of the State of Delaware in accordance with the laws of the State of Delaware and the Certificate of Designation shall be in full force and effect;

            (f) The Shares shall have been duly authorized and reserved for issuance;

            (g) The Purchasers shall have received an opinion of Willkie Farr & Gallagher LLP, outside counsel to the Company, with respect to the due incorporation, due authorization, validity of the Convertible Preferred Stock, securities act exemption and the valid and binding nature of this Agreement, the Registration Rights Agreement and the Certificate of Designation substantially in the form attached hereto as Exhibit 4.1(g); and

4.2.  CONDITIONS TO OBLIGATIONS OF THE COMPANY.

            The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to fulfillment or waiver, at or before the Closing Date, of the following conditions:

            (a) The representations and warranties made by the Purchasers in this Agreement shall be true on and as of the Closing Date as if made on and as of the Closing Date;

            (b) Each Purchaser shall have performed all agreements to be performed by it under this Agreement on or before the Closing Date;

            (c) Each Purchaser have delivered to the Company an officer's certificate, dated the Closing Date, certifying to the satisfaction of the conditions set forth in clauses (a) and (b) of this Section 4.2; and

            (d) Each Purchaser shall have executed and delivered the Registration Rights Agreement, and the Registration Rights Agreement shall be in full force and effect.

            (e) The Purchase Price shall have been paid to the Company by wire transfer of immediately available funds to the account as specified in writing by the Company.

5.    DEFINITIONS.

5.1.  DEFINITIONS.

            Except as otherwise specified or as the context may otherwise require, the following terms shall have the respective meanings set forth below whenever used in this Agreement and shall include the singular as well as the plural:

            "AFFILIATE" of any specified Person means any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person. "AGREEMENT" has the meaning specified in the recitals hereto.

            "BOARD OF DIRECTORS" means the Board of Directors of the Company or any committee of directors lawfully exercising the relevant powers of said Board or Directors.

            "CERTIFICATE OF DESIGNATION" has the meaning specified in Section
4.1.

            "CLOSING" has the meaning specified in Section 1.2.

            "CLOSING DATE" has the meaning specified in Section 1.2.

            "COMMON STOCK" means the Common Stock, par value $0.01 per share, of the Company.

            "CONTROL" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            "CONVERTIBLE PREFERRED STOCK" has the meaning specified in the recitals hereto.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time.

            "GAAP" means generally accepted accounting principles from time to time in the United States.

            "GOVERNMENTAL BODY" has the meaning specified in Section 2.4.

            "MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the business, operations, properties, assets or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; (ii) the ability of the Company to fully and timely perform its obligations under this Agreement or the Registration Rights Agreement; or (iii) the legality, validity, binding effect or enforceability against the Company of this Agreement or the Registration Rights Agreement.

            "ORDER" has the meaning specified in Section 2.4.

            "PERSON" or "PERSON" means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, a joint-stock company, an unincorporated organization and a government or any department or agency thereof.

            "PURCHASE PRICE" has the meaning specified in Section 1.1.

            "PURCHASER" has the meaning specified in the recitals hereto.

            "REGISTRATION RIGHTS AGREEMENT" has the meaning specified in Section 4.1.

            "SEC REPORTS" has the meaning specific in Section 2.2.

            "SECURITIES ACT" means the Securities Act of 1933, as amended.

            "SHARES" means the shares of the Company's Common Stock issuable upon conversion of the Convertible Preferred Stock.

            "SUBSIDIARY" of any Person means any corporation or other entity a majority of the total combined voting power of all classes of Voting Stock of which shall, at the time as of which any determination is being made, be owned by such Person and/or one or more of its

Subsidiaries. Except as otherwise expressly indicated herein, references to Subsidiaries shall mean Subsidiaries of the Company.

            "TRANSACTION DOCUMENTS" means this Agreement and the Registration Rights Agreement.

            "VOTING STOCK" means, with respect to any Person, any shares of stock or other equity interests of any class or classes of such Person whose holders are entitled under ordinary circumstances (irrespective of whether at the time stock or other equity interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency) to vote for the election of a majority of the directors, managers, trustees or other governing body of such Person.

6.    MISCELLANEOUS

6.1.  SURVIVAL OF PROVISIONS.

            The parties hereto agree that the representations and warranties contained in this Agreement shall not survive the Closing hereunder, and neither of the parties nor any of their respective officers, directors, representatives, employees, advisors or agents shall have any liability to the other after the Closing for any breach thereof. The parties hereto agree that only the covenants contained in this Agreement to be performed at or after the Closing Date shall survive the Closing hereunder, and each party hereto shall be liable to the other after the Closing Date for any breach thereof.

6.2.  SUCCESSORS AND ASSIGNS; NO THIRD-PARTY BENEFICIARIES.

            This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party hereto shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties hereto.

6.3.  INVESTMENT BANKERS, FINANCIAL ADVISORS, BROKERS AND FINDERS.

            (a) The Company represents and warrants to the Purchasers that the Company has not employed the services of a broker or finder in connection with this Agreement or any of the transactions contemplated hereby. The Company shall indemnify and agree to defend and hold the Purchasers harmless against and in respect of all claims, losses, liabilities and expenses which may be asserted against the Purchasers (or any Affiliate of the Purchasers by any broker or other person who claims to be entitled to an investment banker's, financial advisor's, broker's, finder's or similar fee or commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby, by reason of their acting at the request of the Company.

            (b) Each Purchaser represents and warrants to the Company that it has not employed the services of an investment banker, financial advisor, broker or finder in connection with this Agreement or any of the transactions contemplated hereby. The Purchasers shall, jointly and severally, indemnify and agrees to save and hold each of the Company harmless against and in respect of all claims, losses, liabilities, fees, costs and expenses which may be asserted against them by any broker or other person who claims to be entitled to an investment banker's, financial advisor's, broker's, finder's or similar fee or commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby, by reason of their acting at the request of the Purchasers.

6.4.  FEES AND EXPENSES.

            Except as otherwise expressly provided in this Agreement, all legal, accounting and other fees, costs and expenses of the Company incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

6.5.  NOTICES.

            All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

            (a)   If to the Purchasers, to:

                  Cardiff Holdings LLC and Tramore LLC,
                  c/o Icahn Associates Corp.
                  767 Fifth Avenue
                  New York, NY 10153

                  R2 Investments, LDC
                  c/o Amalgamated Gadget, L.P., as Investment Manager 301 Commerce, Suite 2975
                  Fort Worth. TX 76102

                  []

            (b)   If to the Company, to:

                  XO Communications, Inc.
                  11111 Sunset Hills Road
                  Reston, VA  20190
                  Attn:  General Counsel

or to such other persons or at such other addresses as shall be furnished by either party by like notice to the other, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this
Section 6.5 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 6.5.

6.6.  ENTIRE AGREEMENT.

            This Agreement and the exhibits and schedules hereto, represent the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, schedules, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

6.7.  WAIVERS AND AMENDMENTS.

            This Agreement may be amended, waived, modified or supplemented only by a written instrument executed by the parties hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar, unless such waiver specifically states that it is to be construed as a continuing waiver.

6.8.  GOVERNING LAW.

            This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York.

6.9.  SEVERABILITY.

            This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

6.10. TITLES AND HEADINGS.

            The Section headings and any table of contents contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

6.11. SIGNATURES AND COUNTERPARTS.

            Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission shall be the same as delivery of an original. At the request of either party, the parties will confirm facsimile transmission by signing a duplicate original document. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

6.12. ENFORCEMENT OF THE AGREEMENT.

            The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                               XO COMMUNICATIONS, INC.

                               By:  /s/ William Garrahan
                                  ------------------------------
                                  Name:  William Garrahan
                                  Title: Senior Vice President and Acting Chief
                                         Financial Officer

                               PURCHASERS

                               CARDIFF HOLDING LLC

                               By: ACF Industries Holding Corp., its member

                               By:  /s/ Robert J. Mitchell
                                  -------------------------------
                                    Name:  Robert J. Mitchell
                                    Title: President and Treasurer

                               Number of Shares Acquired: 3,560,000
                               Purchase Price of Such Shares: $178,000,000.00

                               TRAMORE LLC

                               By:  /s/ Edward E. Mattner
                                  -------------------------------
                                    Name: Edward E. Mattner
                                    Title: Authorized Signatory

                               Number of Shares Acquired: 240,000
                               Purchase Price of Such Shares: $12,000,000.00

                               R(2) INVESTMENTS, LDC

                               By:  Amalgamated Gadget, L.P., as its Investment
                                     Manager

                               By:  Scepter Holdings, Inc., its General Partner

                               By:  /s/ Rob McCormick
                                  ---------------------------------
                                    Name: Rob McCormick
                                    Title:  Vice President

                               Number of Shares Acquired: 200,000
                               Purchase Price of Such Shares: $10,000,000.00

                                                                  EXHIBIT 4.1(d)

                     Form of Registration Rights Agreement

                                                                  EXHIBIT 4.1(e)

                       Form of Certificate of Designation

                                                                  EXHIBIT 4.1(g)

                      Form of Willkie Farr & Gallagher LLP